                                                                    EXHIBIT 10.6





                                    FORM OF

                              MANAGEMENT AGREEMENT


                                      for

         FELCOR'S DOUBLETREE AND DOUBLETREE GUEST SUITES BRANDED HOTELS





                                      INDEX


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ARTICLE I DEFINITIONS ..........................................................   1
    1.01   Definitions .........................................................   1
    1.02   Other Definitions ...................................................   5

ARTICLE 2 SCOPE OF AGREEMENT ...................................................   6
    2.01   Subject Matter ......................................................   6
    2.02   Grant to Manager ....................................................   6
    2.03   Funding .............................................................   7

ARTICLE 3 TERM AND EXTENSIONS ..................................................   7
    3.01   Commencement Date ...................................................   7
    3.02   Term ................................................................   7
    3.03   Owner's Termination Right Upon Sale of Hotel ........................   7
    3.04   Performance Termination .............................................   8
    3.05   Post-Termination Matters; Reimbursements to Manager .................  10

ARTICLE 4 NONDISTURBANCE .......................................................  10

ARTICLE 5 STANDARDS AND MANAGER'S CONTROL ......................................  10
    5.01   Operational Standards ...............................................  10
    5.02   Manager Control .....................................................  11
    5.03   Contractual Authority ...............................................  11

ARTICLE 6 USE OF MANAGER'S TRADENAME ...........................................  11
    6.01   Use of Name .........................................................  11
    6.02   Definition of Marks .................................................  12
    6.03   Disputes Concerning Marks ...........................................  12
    6.04   Rights Upon Termination .............................................  12

ARTICLE 7 OPERATION OF THE HOTEL ...............................................  13
    7.01   Permits .............................................................  13
    7.02   Operating Equipment and Operating Supplies ..........................  13
    7.03   Personnel ...........................................................  13
    Z.04   Sales, Marketing, Advertising and Additional Promotional Programs ...  14
    7.05   Trades; Treatment Accorded ..........................................  15
    7.06   FF&E Replacements ...................................................  15
    7.07   Routine Maintenance and Repairs .....................................  16
    7.08   Capital Repairs .....................................................  16
    7.09   FF&E and Capital Repairs Estimates ..................................  17
    7.10   Emergency Repairs; Repairs Required by Law ..........................  17
    7.11   Replacement Reserve Fund ............................................  17
    7.12   Capital Improvements ................................................  18


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ARTICLE 8 FISCAL MATTERS .......................................................  18
    8.01   Accounting Matters and Fiscal Periods ...............................  18
    8.02   Annual Business Plan ................................................  19
    8.03   Bank Accounts .......................................................  21
    8.04   Reimbursement of Out-of-Pocket Expenses .............................  21

ARTICLE 9 ADDITIONAL SERVICES ..................................................  22
    9.01   Additional Services .................................................  22
    9.02   Centralized Services ................................................  22
    9.03   National Sales, Business Promotion and Reservations Services ........  23
    9.04   Other Services ......................................................  24

ARTICLE 10 PAYMENTS TO MANAGER .................................................  24
    10.01  Base Management Fee .................................................  24

ARTICLE 11 DISBURSEMENTS .......................................................  25
    11.01  Disbursement of Funds ...............................................  25
    11.02  Adjustment to Bank Account ..........................................  26

ARTICLE 12 INSURANCE ...........................................................  26
    12.01  Insurance Coverage ..................................................  26
    12.02  Insurance Policies ..................................................  26
    12.03  Manager's Blanket Insurance Coverage ................................  27

ARTICLE 13 RESPONSIBILITY FOR CLAIMS, ETC. .....................................  28
    13.01  Scope ...............................................................  28

ARTICLE 14 CASUALTY AND CONDEMNATION ...........................................  28
    14.01  Casualty ............................................................  28
    14.02  Condemnation ........................................................  29
    14.03  Business Interruption Insurance .....................................  29

ARTICLE 15 DEFAULT AND TERMINATION .............................................  30
    15.01  Events of Default ...................................................  30
    15.02  Termination .........................................................  30

ARTICLE 16 NOTICES .............................................................  31
    16.01  Procedure ...........................................................  31

ARTICLE 17 RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS .........................  31
    17.01  Relationship ........................................................  31
    17.02  Further Actions .....................................................  31

ARTICLE 18 APPLICABLE LAW ......................................................  31


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ARTICLE 19 SUCCESSORS AND ASSIGNS ..............................................  32
    19.01  Assignment ..........................................................  32
    19.02  Binding Effect ......................................................  32

ARTICLE 20 AGREEMENT NOT AN INTEREST IN REAL ESTATE ............................  32

ARTICLE 21 FORCE MAJEURE .......................................................  32
    21.01  Operation of Hotel ..................................................  32
    21.02  Extension of Time ...................................................  33

ARTICLE 22 ARBITRATION .........................................................  33
    22.01  Arbitration Procedures ..............................................  33

ARTICLE 23 GENERAL PROVISIONS ..................................................  33
    23.01  Authorization .......................................................  33
    23.02  Interest ............................................................  34
    23.03  Formalities .........................................................  34
    23.04  Documents ...........................................................  34
    23.05  Consents ............................................................  34
    23.06  Estoppel Certificate ................................................  34
    23.07  Extension of Date of Termination ....................................  35
    23.08  Hotel Reservations Honored ..........................................  35
    23.09  No Representations ..................................................  35

Exhibit 1 ......................................................................  37
Exhibit A - Legal Description ..................................................  38
Exhibit B - [Intentionally Deleted] ............................................  39
Exhibit C - Schedule of Permitted Mortgages ....................................  40
Exhibit D - [Intentionally Deleted] ............................................  41
Exhibit E - Schedule of Required Insurance .....................................  42






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                              MANAGEMENT AGREEMENT


         THIS AGREEMENT is dated effective as of the Execution Date, by and between ___________________________________________ and _______________________.
Each reference in this Agreement to any of the terms and titles contained in any Exhibit attached to this Agreement shall be deemed and construed to incorporate herein the data stated under that term or title in such Exhibit.

                                   WITNESSETH:

         WHEREAS, Owner is desirous of having Manager operate Owner's hotel as a hotel under the Tradename on the parcel or parcels of land more particularly described on Exhibit A attached hereto; and

         WHEREAS, Manager (or its Affiliates) owns all right, title and interest in and to the Tradename, said Tradename being a registered service mark of Manager (or its Affiliates);

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Owner and Manager agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.01 DEFINITIONS

         As used herein the following terms shall have the respective meanings indicated below:

         (a) Hotels - The __________________________ hotels owned by
Holdings in __________________________________________________________________
_________________________________.

         (b) Affiliate - any corporation or other entity controlled by, controlling or under common control with Owner or Manager, as applicable. The words "control," "controlled" and "controlling" mean ownership, directly or indirectly, of 50% or more of the legal or beneficial ownership interest of such corporation or other entity.

         (c) Affiliated Hotels - all hotels operating under the tradenames _____
____________________________________________________________________________
________________________________________ and/or any other tradename(s) now or hereafter utilized by Manager or its Affiliates, including, without limitation, hotels operated by Manager or its Affiliates and hotels operated by others under franchise arrangements with Manager or its Affiliates.

         (d) Building - all buildings, structures and improvements now located or hereafter constructed on the Site and all fixtures and equipment attached to, forming a part of and necessary for the operation of such buildings, structures or improvements as a hotel (including, without limitation, heating, lighting, plumbing, sanitary system, air-conditioning, laundry, refrigeration, kitchen, elevators and similar items) and such (i) restaurants, bars and banquet, meeting and other

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public areas, (ii) commercial space, including concessions and shops, (iii)
garage and parking space, (iv) storage and service areas, (v) recreational facilities and areas, (vi) public grounds and gardens, (vii) permanently affixed signage, (viii) other facilities and appurtenances and (ix) number of keyed guest rooms ("Keyed Guest Rooms") as presently exist on the Site or are hereafter added thereon during the Term.

         (e) FF&E - all fixtures, furniture, furnishings and equipment (not including Operating Equipment) required for the operation of the Building as a hotel in accordance with the standards set forth in this Agreement, including, without limitation, (i) office furnishings and equipment, (ii) specialized hotel equipment necessary for the operation of any portion of the Building as a hotel, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial and parking space, and recreational facilities, and (iii) all other furnishings and equipment as Manager deems necessary or desirable for the operation of the Building as a hotel in accordance with the Operational Standards.

         (f) GAAP - generally accepted accounting principals, consistently applied.

         (g) Gross Room Sales - that portion of Total Sales which is derived from the sale or rental of guest rooms and suites.

         (h) Hotel - a collective term for the Site, the Building, the FF&E, the Operating Equipment and the Operating Supplies.

         (i) Hotel Lease - the Lease Agreement of even date herewith between __________________________________ and Owner relating to the Hotel.

         (j) Index - the Consumer Price Index for All Urban Consumers (1982-84 =
100) as published by the United States Bureau of Labor Statistics, U.S. City Average. If the compilation and/or publication of such Index shall be discontinued or transferred to any other governmental department or bureau or agency, Manager shall (subject to Owner's approval, which shall not be unreasonably withheld) fix an alternate index or method to implement the parties' intention that the purchasing power of the amounts to be adjusted by reference to the Index (as hereinafter provided in this Agreement) shall be the same as the purchasing power of the stated amounts as of the Execution Date. Likewise, if such Index shall be modified as to components, computing methods or otherwise, then Manager may (subject to Owner's approval, which shall not be unreasonably withheld) fix an alternate index or method, as aforesaid, or Manager may utilize an appropriate conversion factor so as to achieve substantially the same result as would have been obtained if the Consumer Price Index in effect and as computed, calculated and constituted on the Execution Date were still then in effect.

         (k) Mortgagee - The holder of any Permitted Mortgage.

         (1) Net Operating Income - Total Sales less the sum of (i) Operating Costs and (ii) Specified Fixed Charges. There shall be excluded from Operating Costs (A) expenses for gratuities, service charges, sales and gross receipts taxes and other similar taxes and assessments, to the extent that receipts in respect thereof are excluded from Total Sales, and
(B) any overhead or other costs of Owner incurred as a result of being the lessee under the Hotel Lease.

         (m) Operating Cost(s) - the entire cost and expense of maintaining, operating and supervising the operation of the Hotel. Operating Costs shall be the sum of such costs and expenses which are normally charged as a cost of operation under GAAP, including, without limitation,

                  (i)      the cost of Operating Supplies and Operating
                           Equipment;

                  (ii) wages, salaries, employee fringe benefits, payroll taxes, bonuses and other costs related to employees at the Hotel;

                  (iii) advertising and promotional expenses incurred directly by the Hotel, administrative and general expenses of the Hotel, the cost of Centralized Services under Article 9.02, the cost of personnel training programs (without duplication of those included in Centralized Services), charges for reservation-related distribution systems (e.g., airline reservation systems), utility and energy costs, operating licenses and permits, and grounds and landscaping maintenance costs;

                  (iv) all expenditures made for routine maintenance and repairs to keep the Hotel in good condition and repair;

                  (v) the Base Management Fee provided for in Article 10.01(a) and the National Sales, Business Promotion and Reservations Services Assessment provided for in
                           Article 9.03; (vi) all reimbursable expenses due Manager;

                  (vi)     all reimbursable expenses due Manager;

                  (vii) liability insurance premiums and premiums for other insurance to be carried by Manager pursuant to the requirements of Article 12 and Exhibit E;

                  (viii) reasonable reserves for uncollectible accounts receivable as set forth in the Approved Budgets; and

                  (ix)     credit card and travel agent commissions.

There shall be expressly excluded from Operating Costs the following costs and expenses of the Hotel, which shall be defined as "Fixed Charges":

                  (i) depreciation of the Building, FF&E and Operating Equipment, and amortization of financing costs, pre-opening expenses, organizational and other costs;

                  (ii) debt service (interest and principal) on any Permitted Mortgage;

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                  (iii)    rental payments pursuant to any ground lease
                           (including the Hotel Lease);

                  (iv) the cost of external (third-party) audits (whether certified or otherwise) of Hotel operations and/or with respect to the Owner entity itself;

                  (v) legal and other professional fees, other than those properly included in Operating Costs under GAAP;

                  (vi) other recurring and non-recurring ownership costs, such as Owner's entity administration and servicing costs;

                  (vii)    Specified Fixed Charges; and

                  (viii) such other cash expenditures (including Capital Repairs) which are normally treated as a capital expenditure under GAAP.

         (n) Operating Equipment - all operating equipment required for the operation of a hotel, including chinaware, glassware, linens, silverware, utensils, uniforms and all other similar items.

         (o) Operating Supplies - all consumable items used in the operation of a hotel, including food and beverages, fuel, soap, cleaning materials, matches, stationery and all other similar items.

         (p) Permitted Mortgage - any mortgage, pledge or encumbrance of or other security interest in the Hotel or any part thereof or interest therein, which is listed in Exhibit C attached hereto and incorporated by reference as a part hereof or a copy of which shall hereafter be provided to Manager.

         (q) Portfolio Hotels - the Affiliated Hotels, any other hotels which are owned, operated or managed by Manager or its Affiliates (regardless of tradename) and any other hotel utilizing the Manager's Centralized Services or National Sales, Business Promotion and Reservations Services.

         (r) Site -- the parcel or parcels of real estate more particularly described on Exhibit A.

         (s) Specified Fixed Charges - the following cash expenditures made in connection with the operation of the Hotel:

                  (1) payments pursuant to any equipment leases or installment sales contracts approved by Manager;

                  (2) real estate and other ad valorem taxes and assessments applicable to the Hotel; provided, however, that for the purposes of determining Net operating Income, real estate and other ad valorem taxes and assessments shall be fixed the amounts paid or payable in respect of the Hotel for Fiscal Year 1998 at

                  (3) premiums for insurance required to be obtained or maintained by Owner pursuant to the Hotel Lease; and

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                  (4)      the 3% of Total Sales required to be deposited to the
                           Replacement Reserve Fund, as described in Article 7.11(a) below.

         (t) Total Sales - all revenues and income of any nature derived directly or indirectly from the Hotel or from the use or operation thereof including total room sales, food and beverage sales, telephone, telegraph, telecopier and telex revenues, in-room video and valet service receipts, rental or other payments from lessees and sublessees (but not the gross receipts of such lessees and sublessees), and the proceeds of business interruption, use, occupancy or similar insurance. If Manager itself operates any facilities instead of having them operated by a lessee, such as a newsstand, gift shop or other store, the gross receipts of such facility or store shall also be included in Total Sales. There shall be excluded from Total Sales: (i) any gratuities or service charges added to a customer's bill and distributed as compensation to the Hotel's employees; (ii) any credits or refunds made to customers, guests or patrons; (iii) any sums and credits received by Owner for lost or damaged merchandise; (iv) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges; (v) any proceeds from the sale or other disposition of the Hotel, FF&E, or other capital assets; (vi) any interest paid with respect to the Replacement Reserve Fund, the Bank Account or any other deposit or investment of Hotel funds; (vii) any fire and extended coverage insurance proceeds; (viii) any condemnation awards; and (ix) any proceeds of financing or refinancing of the Hotel. Total Sales shall be determined on an accrual basis and in accordance with GAAP.

         1.02 OTHER DEFINITIONS

         As used herein, the following terms have the meanings set forth in the respective Articles or Exhibits indicated below:

         Additional Program Charges - Article 7.04(c)
         Additional Services - Article 9.01
         Annual Business Plan - Article 8.02(b)(1)
         Approved Budget - Article 8.02(b)(1)
         Bank Account - Article 8.03(a)
         Base Management Fee - Article 10.01
         Capital Repairs - Article 7.08
         Capital Repairs Budget - Article 7.09
         Centralized Services - Article 9.02(a)
         Commencement Date - Article 3.01
         Defaulting Party - Article 15.02(a)
         Event of Default - Article 15.01
         Execution Date - Exhibit 1
         Executive Employees - Article 13.01(a)
         Extension Notice - Article 3.02
         FF&E Replacement Budget - Article 7.09
         FF&E Replacements - Article 7.06
         Fiscal Year - Article 8.01(c)
         Full Insurable Value - Exhibit E
         Holdings - Article 1.01(i)
         Hotel Lease - Article 1.01(i)


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         Initial Term - Article 3.02
         Interested Persons - Article 23.06
         Keyed Guest Rooms - Article 1.01(d)
         Losses - Article 13.01(a)
         Manager - Exhibit 1
         Marks - Article 6.02
         Minimum Balance - Article 2.03(b)
         National Sales, Business Promotion and Reservations Services Assessment - Article 9.03(b)
         National Sales, Business Promotion and Reservations Services -
         Article 9.03(a)
         Non-Defaulting Party - Article 15.02(a)
         Number of Keyed Guest Rooms - Exhibit 1
         Operating Budget - Article 8.02(b)(1)
         Operational Standards - Article 5.01
         Option Term - Article 3.02
         Owner - Exhibit 1
         Project Services - Article 9.04(a)
         Replacement Reserve Fund - Article 7.11(a)
         Replacement Reserve Percentage - Article 7.11(a)
         Sale of the Hotel - Article 3.03(b)
         Sale Termination Notice - Article 3.03(a)
         Term - Article 3.02
         TPR Charges - Article 9.03(c)
         Tradename - Article 6.01


                                    ARTICLE 2
                               SCOPE OF AGREEMENT

         2.01 SUBJECT MATTER

         The subject matter of this Agreement is the Hotel referred to in
Exhibit 1.

         2.02 GRANT TO MANAGER

         Owner hereby grants to Manager the sole and exclusive right to possession of the Hotel for the Term and during said Term the sole and exclusive right to supervise and direct the management and operation of the Hotel for and on the account of Owner, and Manager hereby accepts said grant and agrees that it will supervise and direct the management and operation of the Hotel, all pursuant to the terms of this Agreement. Manager acknowledges that this Agreement is subject and subordinate to the Hotel Lease and that Manager, on behalf of Owner and at Owner's sole expense, shall use its best efforts to fulfill Owner's duties and obligations under the Hotel Lease. Owner agrees that it will cooperate with Manager in every reasonable and proper way to permit and assist Manager to carry out its duties hereunder. Owner and Manager further agree that this Agreement provides for management in respect of the Hotel, that Owner and Manager do not intend, nor does this Agreement grant or create, a franchise within the meaning of the Federal Trade Commission Act, any rule or regulation promulgated thereunder, or any other applicable law, rule, regulation or judicial decision.

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         2.03 FUNDING

         (a) Owner agrees to provide all funds, both initially and throughout the Term, as shall be necessary to pay for all Operating Costs and Fixed Charges relating to the Hotel, and to perform and satisfy Owner's covenants and responsibilities under this Agreement. The performance of all activities by Manager hereunder shall be on behalf of, and for the account of, Owner.

         (b) Upon the Commencement Date, Owner shall deposit in the Bank Account at least Twenty-Five Thousand Dollars ($25,000) (the "Minimum Balance"); and throughout the Term, Owner shall maintain the Minimum Balance in the Bank Account.

                                    ARTICLE 3
                               TERM AND EXTENSIONS

         3.01 COMMENCEMENT DATE

         The "Commencement Date" of the Term hereunder shall be 12:01 a.m. local time on May 29, 1998.

         3.02 TERM

         The initial term (the "Initial Term") of this Agreement shall cover the period from and after the Commencement Date and ending on ____________. Manager shall have the right and option to extend the term of this Agreement to _______ ____ (the "Option Term") upon the condition that: (i) Manager gives written notice to Owner of its desire to extend (the "Extension Notice") not less than 45 days nor more than 90 days prior to the end of the Initial Term; (ii) at the end of the Initial Term the Owner has accumulated retained earnings (calculated in accordance with GAAP) generated solely by the Hotel during the Initial Term of not less than $535,000; (iii) at the end of the Initial Term no Event of Default on the part of Manager has occurred that is continuing beyond any applicable cure period under this Agreement, and any then existing Event of Default shall be cured within any applicable cure period; and (iv) at the end of the Initial Term ________________ Corporation is not in default under that certain Amended and Restated Revolving Credit Agreement of even date herewith between Owner and Doubletree Hotels Corporation (the "Revolving Credit Agreement"). The Initial Term and, if applicable, the Option Term shall expire on the dates hereinabove set forth, unless sooner terminated as hereinafter provided, and are herein referred to collectively as the "Term" of this Agreement.

         3.03 OWNER'S TERMINATION RIGHT UPON SALE OF HOTEL

         (a) In the event Manager fails to timely consent, pursuant to Article 19.01(b) hereof, to any proposed assignment by Owner of its rights and obligations under this Agreement to a proposed purchaser upon a Sale of the Hotel, or upon a Sale of the Hotel at any time on or after ________________ Owner shall have the right, at its sole option, to terminate this Agreement by giving 90 days' prior written notice (a "Sale Termination Notice") to Manager. The Sale Termination Notice shall set forth an estimate of the effective termination date of this Agreement, which date shall not be less than 90 days subsequent to the date of the Sale Termination Notice. The actual effective date of termination shall be on the actual date of closing of the Sale of the Hotel which was the subject of the

Sale Termination Notice, regardless of the estimate provided in the Sale Termination Notice. Accordingly, Owner shall, upon reasonable notice, have the right to extend the effective date of such termination for a reasonable period of time based on delays in the closing date of the Sale of the Hotel, provided that Owner shall pay all actual costs reasonably incurred by Manager in postponing the effectiveness of such termination.

         (b) For the purposes hereof, a "Sale of the Hotel" shall be defined as a sale of the Hotel or any transaction which is substantially equivalent to a sale of the Hotel including, without limitation, a sale of all of the interests in Owner, a merger or consolidation of Owner with a third party in which neither Owner, Holdings nor any Affiliate of either of them is the surviving or resulting entity, or a deed, lease, or other conveyance of all or substantially all of Owner's interest in the Hotel (other than to Holdings or to any of its' or Owner's Affiliates) whether pursuant to foreclosure proceedings or otherwise.

         (c) Notwithstanding anything to the contrary contained herein, Owner's right to terminate this Agreement pursuant to Article 3.03(a) hereof, shall be conditioned upon either (i) Owner's extension to Manager, on or before the effective date of such termination, of an irrevocable offer to become the manager of another hotel, which in the reasonable judgment of Manager (exercised in good faith) is substantially comparable to the Hotel in quality, size and revenues, for a term commencing not more than thirty (30) days following the effective date of such termination and continuing for at least the unexpired portion of the Term of this Agreement and upon the same substantive terms and conditions as are set forth in this Agreement (including a right to extend any remaining Initial Term to include the Option Term, upon the conditions herein set forth for such extension) or (ii) Owner's (A) payment to Manager, upon the effective date of such termination, of an amount equal to the aggregate amount of the Base Management Fee actually paid to Manager during the twelve full calendar months immediately preceding the effective date of such termination and
(B) provided that not less than 100 hotel properties are then being operated under the ____________ name within the United States, requiring the purchaser of the Hotel, on or before the effective date of such termination, to make an irrevocable offer to enter into a license agreement with an Affiliate of Manager for the continued operation of the Hotel under the ____________ name, such license to be in such Affiliate's then customary form, having a term at least equal to the greater of (y) five (5) years and (z) the unexpired Term of this Agreement (including the Option Term, if not theretofore exercised) and providing for license fees to such Affiliate aggregating not more than 2% of Gross Room Sales during the first twelve months, 3% of Gross Room Sales during the second twelve months and 4% of Gross Room Sales thereafter during the term of such license and such other fees as may then be customarily charged by such Affiliate in its license agreements for similar hotels.

         3.04 PERFORMANCE TERMINATION

         (a) Beginning on January 1, 2002, and continuing for the remainder of the Term, Owner shall have the right to terminate this Agreement if Net Operating Income for the immediately preceding Fiscal Year does not equal or exceed 90% of the budgeted Net Operating Income for such Fiscal Year, as determined pursuant to the budgetary process described in Article 8. Owner may exercise such right to terminate this Agreement, without incurring a termination fee or penalty, by giving written notice to Manager within 90 days after receiving the annual financial statement for such Fiscal Year pursuant to
Article 8.01. Such performance termination notice shall specify the effective date of such termination which shall not be less than 90 days from the date of such performance termination notice.

         (b) Notwithstanding anything to the contrary in the foregoing, in the event that Owner is entitled to provide, and does provide, Manager with timely notice of termination of this Agreement pursuant to Article 3.04(a), Manager may elect, but shall not be obligated, to nullify such termination notice and the termination of this Agreement based thereon, by funding to Owner, within thirty
(30) days after receipt of Owner's performance termination notice, an amount equal to the amount by which the actual Net Operating Income for the applicable Fiscal Year was less than 90% of the budgeted Net Operating Income for such Fiscal Year, as determined pursuant to the budgetary process described in
Article 8. If Manager exercises this Net Operating Income shortfall cure right, Owner's performance termination notice shall be nullified and of no force and effect, and this Agreement shall remain in full force and effect and the Fiscal Year in question shall be deemed not to be a Fiscal Year in which there occurred a shortfall in Net Operating Income which would give rise to Owner's termination right under this Article 3.04. Manager shall be entitled to exercise this cure right any number of times during the Term; provided, however, Manager may not exercise this cure right for more than 2 consecutive Fiscal Years during the Term.

         (c) Notwithstanding anything to the contrary contained herein, Owner's right to terminate this Agreement under Article 3.04(a) (and the amount of any shortfall to be paid by Manager in the event Manager exercises its cure right pursuant to Article 3.04(b)) shall be eliminated, or reduced, as applicable, to the extent that the shortfall in Net Operating Income is attributable to (i) force majeure events as described in Article 21 or (ii) increases in utility rates and/or premiums for insurance which Manager is responsible to obtain under Exhibit E, in each case that could not have been reasonably anticipated by Manager in connection with the submission of the Annual Business Plan. Any disputes concerning the applicability of this Article 3.04(c) shall be resolved pursuant to the arbitration procedure described in Article 22, and the time period governing any Owner termination right or Manager cure right shall be extended for a reasonable period of time (not exceeding 180 days) pending such resolution.

         (d) Owner and Manager have agreed upon the Hotel's current Competitive Set and the Hotel's current Yield Index (as reported in the "Star Report" published by Smith Travel Research) versus such Competitive Set ("Base Yield Index"), all as set forth on Exhibit 1. As a part of the budgetary process described in Article 8, Owner and Manager shall review such Competitive Set annually and in good faith agree upon any additions to or deletions from such Competitive Set and, if necessary, adjust the Base Yield Index versus such Competitive Set to reflect any additions thereto or deletions therefrom.

         (e) Beginning on the later of (i) January 1, 2002, and (ii) the date upon which Owner has borrowed the full amount of the then "Commitment" under the Revolving Credit Agreement, and continuing for the remainder of the Term, Owner shall have the right to terminate this Agreement if, during each of the two immediately preceding fiscal years, the Hotel's Yield Index (as reported in the "Star Report" published by Smith Travel Research) versus its Competitive Set is below the agreed upon Base Yield Index of the Hotel for each of the applicable years. Owner may exercise such right to terminate this Agreement, without incurring a termination fee or penalty, by giving written notice to Manager within ninety (90) days after information regarding the Yield Index of the hotels within the Competitive Set is published by Smith Travel Research and provided to Owner by Manager. Such performance termination notice shall specify the effective date of such termination, which shall not be less than ninety (90) days from the date of such performance termination notice.

         3.05 POST-TERMINATION MATTERS; REIMBURSEMENTS TO MANAGER

         Upon any termination or expiration of this Agreement for any reason whatsoever (including, without limitation, pursuant to Article 15.02), Owner expressly agrees that Manager may remove any of its documents which are proprietary to Manager (e.g., without limitation, manuals, software programs, internal correspondence of a proprietary nature, etc.), specifically excluding financial records, documents, correspondence or other materials relating to the Hotel, and that, as a condition to such termination or expiration, within ten
(10) days of billing therefor, Owner shall pay to Manager, in addition to any other amounts due pursuant to this Agreement (i) Manager's reasonable out-of-pocket costs incurred by reason of requests by Owner for assistance after termination of this Agreement and not otherwise reasonably expected of Manager in the orderly termination of its operations at the Hotel, (ii) any unpaid fees and other charges and reimbursements due Manager hereunder, and (iii) to the extent reasonable and consistent with Manager's standard practices and industry standards, termination-related employee expenses, including sick, vacation, pension, bonus and termination payments to employees. This Article 3.05 shall survive the expiration or termination of this Agreement.

                                    ARTICLE 4
                                 NONDISTURBANCE

         Owner covenants that Manager, during the Term of this Agreement, shall have peaceable and quiet possession of the Hotel and shall be entitled to operate the Hotel in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by Owner or by any person through whom Owner shall derive its title to or right to occupy and use the Hotel or by any other person or persons claiming by, through or under Owner. Owner covenants that throughout the Term, it will pay, keep, observe and perform all payments, terms, covenants, conditions and obligations to be made, kept, observed or performed by Owner under the Hotel Lease and any other lease, concession or other agreement, mortgage or security agreement in respect of the Hotel, and will provide all funds as shall be necessary to perform Owner's obligations hereunder. Owner further covenants, at its own expense, to undertake and prosecute or to permit Manager to undertake and prosecute all appropriate actions, judicial or otherwise, required to assure such quiet and peaceable possession and operation by Manager. Owner also covenants and agrees to pay, prior to delinquency, all taxes and assessments which may become a lien on or are assessed against the Hotel or any component thereof and which may be due and payable during the Term, unless payment thereof is in good faith being contested by Owner, enforcement is stayed and the amount so contested is escrowed or guaranteed in a form satisfactory to Manager. Upon Manager's request, Owner agrees to furnish Manager copies of all documents by and through which Owner has the right of possession to the Hotel and consequently the ability to enter into this Agreement.

                                    ARTICLE 5
                         STANDARDS AND MANAGERS CONTROL


         5.01 OPERATIONAL STANDARDS

         Manager covenants to and shall operate the Hotel under the Tradename at the expense of Owner in accordance with the terms of this Agreement and the operational standards developed by Manager in connection with its hotel management business, as such operational standards are modified, revised or amended from time to time (the "Operational Standards"). Owner shall cooperate with Manager throughout the Term (as the same may be extended) so that Manager shall be able to operate the Hotel in accordance with the Operational Standards.

         5.02 MANAGER CONTROL

         Owner hereby covenants to Manager uninterrupted control in operation of the Hotel during the Term of this Agreement. Owner further covenants it will not interfere or involve itself in any way with the day-to-day operation of the Hotel. Manager shall have the right to determine operating policy, standards of operation, quality of service and any other matters affecting customer relations or the efficient management and operation of the Hotel. Without limiting the foregoing, Manager shall have the right, subject to the other provisions of this Agreement, to determine the terms of guest admittance to the Hotel, use of rooms for commercial purposes, policies relating to entertainment, labor policies, charges for rooms and commercial space, credit policies, food and beverage services, menu prices and other guest charges, receipt, holding and disbursement of funds, maintenance of bank accounts, and, from Owner's funds, the procurement of inventories, supplies and services, promotion and publicity, including, without limitation, the right to provide complimentary or discounted food, beverages, rooms and the use of other Hotel facilities to existing or potential customers, employees and others. Manager shall have the right to institute legal proceedings with regard to the Hotel or its operations in its own name, without the consent of Owner, or in Owner's name, with the prior written consent of Owner.

         5.03 CONTRACTUAL AUTHORITY

         Subject to the limitations contained elsewhere in this Agreement, Manager is and shall be authorized to make, enter into and perform in the name of, for the account of, on behalf of and at the expense of Owner any contracts and agreements deemed necessary by Manager to carry out and place in effect the terms and conditions of this Agreement, including the execution by Manager in Owner's name of equipment leases and the like relating to the Hotel. Notwithstanding anything to the contrary in the foregoing, Manager shall not, without Owner's prior written approval, execute any contract in Owner's name which (a) is not provided for in the Approved Budget; (b) extends beyond one (1) year and is not cancelable by Owner without penalty thereafter upon thirty (30) days notice or less; or (c) provides for aggregate payments by Owner over the life of the contract (taking into account Owner's early termination rights, if any) in excess of $25,000. Further notwithstanding anything to the contrary in the foregoing, Owner shall execute in its own name all leases of retail space in the Hotel, all of which shall be subject to the approval of both Owner and Manager.

                                    ARTICLE 6
                           USE OF MANAGER'S TRADENAME


         6.01 USE OF NAME

         The Hotel shall (subject to the other provisions of this Article 6.01) be known and designated as a hotel operating under the tradename ____________ (the "Tradename") unless the parties hereto agree to the use of some other name. Owner acknowledges that the Tradename is a registered service mark of Manager and that the Tradename is and shall continue to be the sole property of Manager. It is acknowledged that in the future Manager may determine to change the name of the chain from the Tradename to another name, and, in connection with such change, Manager may determine to convert the name of the hotels in the chain, including the Hotel, from the Tradename to another designation; provided, however, that Manager, at its sole cost and expense, shall pay any expenses associated with such change, including, but not limited to, the cost of signage at the Hotel. Owner hereby consents to any such change of name which is acceptable to Manager. If such change is effected, references in this Agreement to the Tradename shall instead or also (as appropriate) be deemed to refer to such new chain name or names. As used in this Article 6 with reference to the Tradename and the other Marks, the term Manager shall mean and include Manager and any Affiliate(s) of Manager which from time to time may own the Tradename and other Marks.

          6.02 DEFINITION OF MARKS

         As used herein, "Marks" shall mean the Tradename and any other name, service marks, trademarks, slogans and the like (including all improvements and additions whenever made to or associated with any thereof by the parties or anyone else) now or hereafter used by Manager in connection with the Tradename or any other future name or names of Affiliated Hotels. Owner shall not contest Manager's unrestricted and exclusive ownership of the Marks or its right to grant to others licenses to use the Marks.

         6.03 DISPUTES CONCERNING MARKS

         Manager shall have the sole right and responsibility to handle disputes with third parties concerning use of all or any part of the Marks, and Owner will, at Manager's expense, extend its full cooperation to Manager in all such matters. Manager need not initiate suit against imitators or infringers and may settle any dispute by grant of a license or otherwise. Owner shall not initiate any suit or proceeding to enforce or protect the Marks. Both parties shall make every effort consistent with the foregoing to protect, maintain, and promote the Tradename and its distinguishing characteristics (and any other service marks, trademarks, slogans, etc., associated with the Marks) as standing for hotels being operated or developed by or by authorization from Manager under the Tradename and only those hotels.

         6.04 RIGHTS UPON TERMINATION

         Upon any termination or expiration of this Agreement for any reason whatsoever, unless Manager, in its sole discretion, authorizes Owner in writing to continue to use the Tradename or enters into a license agreement with respect to the use of the Tradename in connection with the Hotel, Owner, at its expense, shall immediately cease all uses of the Tradename and all Marks and shall remove from the Hotel, cover or otherwise conceal, any signs containing the Marks and, within thirty (30) days following such termination or expiration, cease to use any Operating Equipment, Operating Supplies, inventory, supplies or any other materials containing the Marks. Manager shall cooperate with Owner in minimizing interruption to Hotel operations by reason of such removal. Within thirty (30) days after the termination date, Manager shall acquire from Owner, at cost, all remaining non-location specific full-case inventory, amenities, supplies or similar material containing the Marks or any similar designation which meet Manager's then-current product specifications.

                                    ARTICLE 7
                             OPERATION OF THE HOTEL

         7.01 PERMITS

         Owner warrants that there will be no covenants or restrictions which would prohibit or limit Manager, provided that the necessary licenses and permits therefor have been obtained, from operating the Hotel, including cocktail lounges, restaurants and other facilities in accordance with the Operational Standards. In cooperation with Owner, Manager shall apply for, process and take all necessary steps to procure (in Manager's name and/or Owner's name as required by local authority), at Owner's sole cost and expense, all licenses and permits required for the operation of the Hotel and related facilities, including, but not limited to, liquor licenses for the sale of alcoholic beverages at all restaurants, bars and lounges in the Hotel and in all banquet, meeting and guest rooms at the Hotel. Owner agrees to assist Manager in connection with Manager's efforts to obtain said liquor licenses. Manager undertakes to comply with any conditions set out in any such licenses and permits and at all times to operate and manage the Hotel in accordance with such conditions and any other legal requirements. Upon the expiration or sooner termination of this Agreement, Manager agrees, to the extent permitted by applicable law, to sell, assign, transfer and convey to Owner or its designee all of Manager's right, title and interest in and to all such licenses (including liquor licenses) and permits, without charge (other than expenses of transfer, which shall be borne by Owner), or (in the event such assignment is not permitted by applicable law) to use its reasonable best efforts to provide Owner or its designee with the use and benefits of such licenses until such time as Owner and/or its designee are able to obtain new licenses.

         7.02 OPERATING EQUIPMENT AND OPERATING SUPPLIES

         Manager shall procure as an Operating Cost all Operating Supplies and Operating Equipment as Manager deems necessary to the normal and ordinary course of operation of the Hotel and to operate the Hotel in accordance with the Operational Standards.

         7.03 PERSONNEL

         (a) All personnel employed at the Hotel at all times shall be the employees of Manager or of an Affiliate of Manager. Subject to the Approved Budget, other employees of Manager or an Affiliate of Manager may be assigned temporarily or on a part-time basis to perform services at the Hotel, and the allocable portion of such temporary or part-time employee's salary (including employee benefits) while performing services at the Hotel, and actual expenses incurred by such employee in traveling to and from the Hotel, shall be reimbursed to Manager by Owner, and such employees will be entitled to free room and board (but not alcoholic beverages) and use of Hotel facilities while performing such services; provided, however, that in no event shall the reimbursable costs, plus the cost of room, board and facilities usage, of such temporary employees exceed the amount provided therefor in the Approved Budget without Owner's prior written consent, which shall not be unreasonably withheld. Manager shall have absolute discretion to hire, promote, supervise, direct and train all employees at the Hotel, to fix their compensation and fringe benefits, subject to the limitations provided in the Approved Budget, and, generally, to establish and maintain all policies relating to employment and employment benefits. Notwithstanding anything to the contrary in the foregoing, Owner shall have the right to interview and consent to the hiring or transfer of the General Manager and Director of Marketing of the Hotel. This right shall not be deemed to limit the right of Manager to terminate the employment of such persons; however, if circumstances permit, Manager shall consult with Owner prior to the termination of such persons. All costs of every kind and nature pertaining to all employees at the Hotel arising out of the employer-employee relationship, including, without limitation, salaries, fringe benefits, bonuses, relocation costs, employment-related legal costs, costs incurred in connection with governmental laws and regulations and insurance roles, and such other expenses as Manager, in its reasonable discretion, may deem appropriate (e.g., costs of defense of employees charged with a crime in connection with the performance of their duties at the Hotel and costs of defending claims brought by Hotel employees against Owner, Manager or the Hotel) shall be an Operating Cost, and Owner shall reimburse, indemnify and hold harmless Manager from all costs, expenses, liabilities and claims incurred in connection therewith; provided, however, that (i) unless agreed to by Owner in the Approved Budget or otherwise, out-of-pocket expenses of officers of Manager and its parents and affiliates shall not be reimbursable to Manager by Owner and (ii) with respect to any employee moving expenses attributable to the Hotel, Manager shall be obligated to reimburse Owner for one twenty-fourth (1/24th) of such expense during each of the 24 consecutive months following the date such employee becomes employed at the Hotel and during which such employee does not remain as an employee at the Hotel; provided, however, that Manager shall have no such obligation to reimburse Owner if the employment of such an employee terminates at Owner's request or with Owner's prior written consent, which consent shall not be unreasonably withheld.

         (b) Upon expiration or other termination of this Agreement (other than pursuant to Article 15.02 hereof as a consequence of a default on the part of Manager hereunder), an escrow fund shall be established from Total Sales (or, if Total Sales are not sufficient, with funds provided by Owner) to reimburse Manager for all costs and expenses incurred by Manager, such as reasonable transfer costs, severance pay, unemployment compensation and other employee liability costs arising out of either the transfer or termination of Hotel employees. If the parties fail to promptly agree with respect to the amount of the escrow fund, at the request of either party, the amount thereof shall be determined by arbitration pursuant to the provisions of Article 22.

         7.04 SALES. MARKETING. ADVERTISING AND ADDITIONAL PROMOTIONAL PROGRAMS

         (a) Manager shall arrange, contract for and carry out such advertising and promotion of the Hotel as Manager shall deem advisable and consistent with the Approved Budget. Funds for advertising and promotion of the Hotel may be expended exclusively for or with respect to the Hotel or, to the extent specified in the Approved Budget, in conjunction with the advertising or promotion of other Affiliated Hotels (including, without limitation, regional cooperative advertising and marketing programs), and in either case may be administered (and in the latter case, coordinated) at and through Manager's regional or home office which shall use all reasonable efforts to ensure that the Hotel shall receive an equitable share of the benefit of any such approved cooperative advertising and promotion, reasonably commensurate with its contribution to the costs thereof In the case of any such joint or cooperative advertising or promotion (or other joint or cooperative efforts such as development and/or publication of standardized directories for hotel rooms), the costs thereof (without markup or profit to Manager or any Affiliate) shall be equitably allocated by Manager between the Hotel and any other Affiliated Hotels participating therein, considering the relative benefits received therefrom by each of the participants.

         (b) Manager shall coordinate with tour programs marketed by airlines, travel agents and government tourist departments when Manager deems the same to be advisable and in the best interests of the Hotel. Manager, in its discretion, may cause the Hotel to participate in sales and promotional campaigns and activities involving complimentary rooms, food and beverages to bona fide travel agents, tourist officials and airline representatives where such is customary in the travel industry or in Manager's practice and policy.

         (c) The Hotel shall participate in the existing "Doubletree(R)" cookie program. The Hotel shall also participate in such other promotional programs (e.g., frequent flyer programs, etc.) as may, from time to time, be included in the Operational Standards. In the event the owners of two-thirds (2/3) or more of the rooms and suites in the Affiliated Hotels elect to participate in such programs, the Hotel shall participate in such programs. The cost and expense of such programs ("Additional Program Charges") will be borne by the participating hotels in a fair and equitable manner, as reasonably determined by Manager, and will be in addition to the other fees and charges payable by such hotels.

         7.05 TRADES: TREATMENT ACCORDED

         Manager may arrange for and make trades of goods and/or services (including, but not limited to, room/suite occupancy, food, beverages, incidental charge items and taxes relating to any thereof) furnished or to be furnished to others at the Hotel, for goods and/or services (including, but not limited to, advertising, air and ground transportation, rental vehicles and taxes relating to any thereof) furnished or to be furnished to or for the benefit of the Hotel or Manager. In such event, if the goods and/or services received in a particular trade are exclusively for the use or benefit of the Hotel (and not for any other use or benefit of Manager or any other hotel or activity), there shall be included in Total Sales the usual charges for the goods and/or services given therefor in such trade and the same amount shall be deemed contemporaneously expended as Operating Costs for such goods and/or services received; and if the goods and/or services received in a particular trade are, to any extent, for the use or benefit of Manager and/or any other hotel or activity (and not exclusively for the benefit of the Hotel), Manager shall pay to the Hotel the usual charges for the goods and/or services given by the Hotel in such trade (and such payment shall be included in Total Sales), and if any of the goods or services so received are used by or for the benefit of the Hotel, the entire amount so paid by Manager shall be equitably allocated among the Hotel and all other hotels or activities benefitting therefrom in a manner similar to the allocation of costs of marketing and of Centralized Services, and the portion thereof fairly allocable to the Hotel shall be reimbursed to Manager as an Operating Cost.

         7.06 FF&E REPLACEMENTS

         Owner recognizes the necessity of replacement of FF&E due to age, wear, condition or obsolescence ("FF&E Replacements"). Owner agrees to expend, in accordance with the Approved Budget, such amounts for FF&E Replacements as shall be required in the normal and ordinary course of operation of the Hotel, to operate the Hotel in accordance with the Operational Standards and the Hotel Lease. Design and installation of FF&E Replacements, if requested by Owner, shall be under Manager's supervision, for which Manager may be entitled to additional compensation as provided in Article 9.04(a) below. Expenditures for FF&E Replacements shall, to the extent provided in Article 7.11(a) hereof, be paid from the Replacement Reserve Fund and the balance, if any, shall be paid from the Bank Account.

         7.07 ROUTINE MAINTENANCE AND REPAIRS

         Subject to the availability of sufficient funds therefor and to the limitations of the Approved Budget, Manager shall maintain the Hotel in good repair and condition and in conformity with the Operational Standards, the Hotel Lease, and applicable laws and regulations, and shall make or cause to be made such routine maintenance, repairs and minor alterations, the cost of which can be expensed under generally accepted accounting principles, as Manager, from time to time, deems necessary for such purposes. The cost of such routine maintenance, repairs and alterations shall be paid from Total Sales and shall be treated as an Operating Cost; to the extent that Hotel revenues are insufficient therefor, Owner shall, upon Manager's request, provide sufficient funds to pay for such costs when due. Expenditures under this Article 7.07 shall not be paid from the Replacement Reserve Fund. The determination of whether an expenditure is for an FF&E Replacement under Article 7.06 or, in the alternative, for routine repairs and maintenance under this Article 7.07 shall be made in accordance with this Agreement and GAAP. If and to the extent that GAAP does not address and resolve the categorization of an expenditure, the determination shall be made by Manager, in good faith.

         7.08 CAPITAL REPAIRS

         In addition to routine maintenance, repairs and alterations under
Article 7.07, and subject to the limitations of the Approved Budget, Manager shall have the further right to make, as a Fixed Charge, such Capital Repairs as Manager deems to be beneficial to the Hotel or its operation or which Manager determines to be necessary in order to maintain the Hotel's competitive position or to maintain the Hotel in accordance with the Operational Standards and the Hotel Lease. Expenditures under this Article 7.08 shall, to the extent provided in Article 7.11(a) hereof, be paid from the Replacement Reserve Fund and the balance, if any, shall be paid from the Bank Account. The determination of whether an expenditure is for an FF&E Replacement under Article 7.06 or, in the alternative, for a Capital Repair under this Article 7.08 shall be made in accordance with this Agreement and GAAP. If and to the extent that GAAP does not address and resolve the categorization of an expenditure, the determination shall be made by Manager, in good faith. As used herein, "Capital Repairs" shall mean and include repairs, alterations, improvements, renewals and replacements (other than FF&E Replacements) to the Hotel which are normally capitalized under GAAP, including, without limitation, repairs, alterations, improvements, renewals or replacements to the Building's structure or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, exterior and interior repainting, and resurfacing building walls, floors, roofs and parking areas. Design and completion of Capital Repairs, if requested by Owner, shall be under Manager's supervision. To the extent Owner requests Manager, in writing, to supervise Capital Repairs, Manager shall do so and shall be entitled to compensation therefor in accordance with Article 9.04(a) hereof

         7.09 FF&E AND CAPITAL REPAIRS ESTIMATES

         Manager shall prepare plans and estimates of the expenditures necessary, in such detail as Owner shall reasonably require, for (a) FF&E Replacements (the "FF&E Replacement Budget"), and (b) Capital Repairs (the "Capital Repairs Budget") during each ensuing Fiscal Year, and shall submit such FF&E Replacement Budget and Capital Repairs Budget to Owner for approval as a part of the Annual Business Plan described in Article 8.02.

         7.10 EMERGENCY REPAIRS: REPAIRS REQUIRED BY LAW

         (a) In the event a condition should exist in, on or about the Hotel of an emergency nature, including Capital Repairs, which condition requires immediate action to preserve and protect the Hotel, to assure its continued operation, or to protect Hotel guests or employees, Manager, on behalf of and at the sole cost and expense of Owner, is authorized to take all steps and to make all expenditures necessary to repair and correct any such condition, whether or not provisions have been made in the Approved Budget for any such emergency expenditures. Manager shall not expend more than $25,000 (which figure shall be adjusted annually hereafter to reflect increases in the Index) on any one occasion pursuant to this Article 7.10(a) without Owner's prior approval, unless Manager determines that the emergency condition constitutes an immediate threat to the life or safety of Hotel guests or employees; and in any event, Manager shall advise Owner as promptly as possible of any expenditures made or to be made under this Article 7.10(a). Expenditures under this Article 7.10(a) shall, to the extent provided in Article 7.11(a) hereof, be paid from the Replacement Reserve Fund and the balance, if any, shall be paid from the Bank Account.

         (b) In the event that, at any time during the Term, repairs to or additions, changes or corrections in the Hotel of any nature shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer, whether such repairs, etc. are Capital Repairs or otherwise, such repairs, additions, changes or corrections shall be made at the direction of Manager and paid for by Owner, unless (and except for so long as) compliance therewith is in good faith being contested by Owner and enforcement is stayed in a manner reasonably satisfactory to Manager. Expenditures under this Article 7.10(b) shall, to the extent provided in Article 7.11(a) hereof, be paid from the Replacement Reserve Fund and the balance, if any, shall be paid from the Bank Account.

         7.11 REPLACEMENT RESERVE FUND

         (a) Under the terms of the Hotel Lease, there shall be paid over into the Replacement Reserve Fund in cash in each month during the Term, an amount equal to 3% of Total Sales for the preceding month (the "Replacement Reserve Percentage"). The amounts so deposited in the Replacement Reserve Fund shall be recorded on the Hotel's books of account as "Replacement Reserve Fund." All deposits to, and the balance in, the Replacement Reserve Fund, from time to time, shall be placed into and maintained in, an interest-bearing account (the "Replacement Reserve Fund") established in Owner's name at a bank of Owner's selection with Manager's designees being the only authorized signatories on said account. Any expenditures for FF&E Replacements and Capital Repairs during any Fiscal Year, to the extent provided for in the Approved Budget, may be made without Owner's further approval and shall be made by Manager, to the extent permitted under the Hotel Lease, from the Replacement Reserve Fund (including accrued interest and unused accumulations from earlier years). Any amounts remaining in the Replacement Reserve Fund at the close of each Fiscal Year shall be carried forward and retained in the Replacement Reserve Fund until fully used as herein provided.

         (b) To the extent the Replacement Reserve Fund is insufficient at a particular time or to the extent the Replacement Reserve Fund plus anticipated contributions for the ensuing year are below the amount provided therefor in the Approved Budget for the ensuing year, then in either such event, Manager shall give Owner written notice thereof at least forty-five (45) days before the anticipated date such funds will be needed. Owner shall supply the necessary funds by deposit to the Replacement Reserve Fund at least thirty (30) days prior to the anticipated date such funds will be needed.

         (c) All proceeds from the sale or other disposition of FF&E no longer needed for the operation of the Hotel shall be deposited to the Replacement Reserve Fund. Sale of such items shall be at the discretion of Manager and conducted in a commercially reasonably manner. Manager shall not dispose of any capital item or group of capital items having an aggregate value in excess of $10,000 without Owner's prior written consent, unless the replacement of such capital item or group of capital items has been contemplated in the Approved Budget. Manager shall also obtain the written consent of Mortgagee, if required, for any such disposition of capital items. Upon termination of this Agreement for whatever reason, Manager's right to expend any unused portion of the Replacement Reserve Fund shall terminate and the balance of the fund shall be paid over to Owner, less any sums then due Manager.

         7.12 CAPITAL IMPROVEMENTS

         Holdings or Owner may, but shall not be required to, make such other capital improvements or additions to the Hotel as they deem appropriate, from time to time. Holdings or Owner, as the case may be, shall consult with Manager regarding the nature, and cooperate with Manager in the timing, of such additional capital improvements or additions, with a view to minimizing the adverse revenue impact thereof upon the Hotel.

                                    ARTICLE 8
                                 FISCAL MATTERS

         8.01 ACCOUNTING MATTERS AND FISCAL PERIODS

         (a) The books and records reflecting the Hotel operations shall be kept by Manager, as an Operating Cost, in accordance with GAAP. Such books and records shall be maintained either at the Hotel, at the principal office of Manager or at a regional accounting office, at Manager's option. Owner, the Mortgagee(s), and the independent accounting firms of Owner, the Mortgagee(s) and Manager shall each have the right and privilege of examining said books and records at any reasonable time. No part of Manager's corporate accounting or reporting functions (as opposed to accounting and reporting for individual hotels performed at corporate, central or regional offices) shall be charged to the Hotel or be included as a cost of Centralized Services.

         (b) Upon request of Owner and at Owner's sole cost and expense, a certified audit of the Hotel operations shall be performed by a nationally recognized, independent Certified Public Accounting firm appointed by Owner. Manager shall cooperate in good faith with Owner and its representatives to facilitate such audit. If the difference (if any) in the Net Operating Income of the Hotel reflected by such audit and the Net Operating Income of the Hotel reported by Manager hereunder, for any Fiscal Year, is more than 5% of the Net Operating Income of the Hotel so reported by Manager, Manager shall reimburse Owner for the entire cost of such audit.

         (c) Unless and until Owner and Manager otherwise agree in writing, the fiscal year of the Hotel shall be the calendar year (the "Fiscal Year"). Manager shall prepare and furnish to Owner, within fifteen (15) days after the end of each calendar month (Manager shall use all reasonable efforts to provide such reports within ten (10) days after the end of each calendar month, but in any event not later than fifteen (15) days) a detailed balance sheet and profit and loss statement for the Hotel, setting forth the financial position and results of operations of the Hotel for such calendar month and the calendar year to date, with comparisons to the then current Operating Budget and the previous year's results. Manager shall also provide Owner with additional operating and financial data as Owner may reasonably request, the cost of providing said data to be an Operating Cost of the Hotel.

         8.02 ANNUAL BUSINESS PLAN

         (a) Manager has submitted to Owner an Operating Budget and the Annual Business Plan for ____ Fiscal Year. The Annual Business Plan for ____ has been reviewed and approved by Owner in the manner described in Article 8.02(b)(1) hereof Manager shall operate the Hotel in accordance with the Annual Business Plan for ______ during the ____ Fiscal Year.

         (b) (1) At least forty-five (45) days prior to the commencement of each subsequent Fiscal Year, Manager shall submit to Owner an annual forecast for the operation of the Hotel for such Fiscal Year containing, in such detail as may be reasonably requested by Owner, revenue projections and budgets of expenses (the "Operating Budget"). The Operating Budget shall be substantially in form consistent with GAAP. Manager shall, at the same time, also submit to Owner a Marketing Plan, a Human Resources Compensation Plan, the FF&E Replacement Budget and the Capital Repairs Budget, which, together with the Operating Budget, will comprise the "Annual Business Plan." Manager shall provide Owner, upon request, additional detail, information and assumptions used in preparation of the Annual Business Plan. Manager shall review the Annual Business Plan with Owner, and subject to Owner's approval, which shall not be unreasonably withheld, Manager shall implement such Annual Business Plan during the successive Fiscal Year (during which it shall be referred to as the "Approved Budget"). Owner shall approve the proposed Annual Business Plan or state its specific objections thereto (or to any specific item or items therein) within thirty (30) days after the Annual Business Plan is submitted by Manager to Owner. In the event Owner declines to approve the Annual Business Plan or any specific line item or items of the Annual Business Plan prior to commencement of the Fiscal Year in question, pending resolution thereof the Annual Business Plan or the specific line item or items of expense (not revenue) that have not been approved shall be suspended and replaced for the Fiscal Year in question by an amount equal to the lesser of (i) that amount proposed by Manager and (ii) the amount of such budget item or items for the Fiscal Year prior thereto, adjusted (per item) by the percentage change in the Index over the twelve (12) month period immediately preceding the start of the Fiscal Year in question. If, thereafter, at any time either Owner or Manager determines that the Annual Business Plan, or any specific line item or items therein, cannot be agreed to by the parties, then either Manager or Owner may require the matter to be submitted to arbitration in accordance with Article 22 hereof Manager makes no assurances that the actual performance of the Hotel shall correspond to its estimates in the Annual Business Plan. Manager agrees to use all reasonable efforts to operate the Hotel within the Approved Budget and in a manner designed to maximize Gross Rooms Sales and Net Operating Income. Centralized Services costs, the National Sales, Business Promotion and Reservations Services Assessment, Additional Program Charges and TPR Charges (as herein defined), shall be included in the Operating Budget, but with Centralized Services costs to be subject to Owner's approval as part of the budget approval process set forth above.

                  (2) Notwithstanding the provisions of Article 8.02(b)(1) or anything to the contrary contained elsewhere in this Agreement, Manager may, without Owner's approval, make aggregate expenditures in any year which exceed the Approved Budget, provided that such excess does not exceed the Approved Budget by more than 5%. In addition, Manager may expend in excess of said 5% limitation under the following circumstances (provided such expenditures are reasonable in nature and amount based on such circumstances):

                           (A) as the result of increased costs due to increases in the volume of Total Sales (by reason of increased occupancy rates or otherwise); or

                           (B) as the result of an emergency, as described in Article 7.10, or of uncontrollable expenditures, such as insurance, real estate taxes, weather-related costs, and increases in the cost of utilities based upon changes in utility rates.

References in this Agreement to the limitations imposed by the Approved Budget (and phrases of similar import) shall be deemed to incorporate Manager's authority to expend funds in excess of the Approved Budget as set forth in this
Article 8.02(b)(2). Manager shall promptly notify Owner of any expenditures that have been or are expected to be made in excess of the Approved Budget and of the reasons therefor.

                  (3) In addition to the additional amounts Manager may expend pursuant to subparagraph (2) above, Owner and Manager acknowledge and agree that there may occur from time to time unpredicted significant changes, variables or events affecting the operation of the Hotel, including unanticipated changes in occupancy rates, market conditions, or additional unanticipated items of income or expense. In such event, Manager may request variance(s) from the Approved Budget which are reasonable and necessary to continue to operate the Hotel in accordance with the Operational Standards and the Hotel Lease. Owner's approval of such a request shall not be unreasonably withheld. Any such request by Manager shall be submitted to Owner in writing with an explanation thereof and shall be accompanied by supporting information for the request. Owner shall respond to any such request within fifteen (15) days of the receipt thereof

         (b) At the time of the review by Owner with Manager of the Annual Business Plan and at any additional meetings during the Fiscal Year reasonably called by Owner or Manager, Manager shall consult with Owner on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and other matters affecting the operation of the Hotel.

         8.03 BANK ACCOUNTS

         (a) Manager shall establish such account(s) in the name of the Owner at a bank to be designated by Manager and approved by Owner (collectively, the "Bank Account") as are necessary for the operation of the Hotel. The Bank Account shall be separate and distinct from any other accounts, reserves or deposits required by this Agreement and Manager's designees shall be the only parties authorized to draw upon the Bank Account. Manager shall appoint at least two such designees, which designees shall be bonded or otherwise insured as Owner and Manager shall mutually agree. Checks or other items of withdrawal shall be signed only by such designees, acting singly or jointly.

         (b) Manager shall have absolute control of the Bank Account. All sums received from the operation of the Hotel and any and all items paid by Manager arising by virtue of management of the Hotel shall pass through the Bank Account. In addition, reasonable petty cash funds may be maintained at the Hotel.

         (c) In addition to the Bank Account, a payroll account shall be established by Manager which shall be under the sole ownership and control of Manager or its designee. Amounts disbursed or to be disbursed by Manager from its payroll account shall be paid to, and transferred by, Manager from the Bank Account. Such payment and transfer of funds may occur at such time (whether prior or subsequent to the release by Manager of checks drawn on its payroll account) as Manager, in its reasonable discretion, determines is necessary to assure that it will have sufficient funds from the revenues of the Hotel to satisfy its liabilities to employees at the Hotel.

          (d) In no event shall any funds in the Bank Account, the Replacement Reserve Fund or any other fund or account under the control of Manager that contains monies belonging to the Hotel or to the Owner be combined or commingled with any other accounts or funds belonging to Manager or any other person whatsoever.

          (e) All payments made by Manager hereunder shall be made from authorized bank accounts and petty cash funds. Except as otherwise expressly provided in Article 8.05 hereof, Manager shall not be required to make any advance or payment to or for the account of Owner except out of such funds, and Manager shall not be obligated to incur any liability or obligation for Owner's account without reasonable assurances that necessary funds for the discharge thereof will be provided by Owner. Reasonable debts and liabilities incurred by Manager in the normal course of its operation and management of the Hotel pursuant to the terms hereof whether asserted before or after termination of this Agreement, shall be paid by Owner to the extent funds are not available for that purpose from the operation of the Hotel.

         8.04 REIMBURSEMENT OF OUT-OF-POCKET EXPENSES

         It is agreed that Owner, subject to the Approved Budget, shall reimburse Manager and its Affiliates for actual, reasonable and necessary out-of-pocket costs incurred by them in the performance of this Agreement as an Operating Cost. Such costs shall include, but not be limited to, reasonable travel, entertainment, telephone, telegraph, electronic communication, postage, air express, costs of recruitment (including applicable agent's fee) and other incidental expenses. It is agreed that Manager shall be entitled to reimbursement of these expenses directly from the Bank Account at the time incurred. Such reimbursements shall be in addition to the Base Management Fee and other fees and payments due hereunder.

                                    ARTICLE 9
                               ADDITIONAL SERVICES

         9.01 ADDITIONAL SERVICES

         Manager will provide to the Hotel additional services (collectively, "Additional Services") consisting of (i) Centralized Services, as described in
Article 9.02, (ii) National Sales, Business Promotion and Reservations Services, as described in Article 9.03, and (iii) the Other Services described in, and as permitted by, Article 9.04.

         9.02 CENTRALIZED SERVICES

         (a) Manager will cause to be furnished to the Hotel certain services ("Centralized Services") which are furnished generally on a central or regional basis to other Portfolio Hotels. Centralized Services shall include (i) training of personnel, (ii) accounting, internal audit and data processing services, and
(iii) such additional central or regional services as may from time to time be furnished for the benefit of Portfolio Hotels or in substitution for services now performed at individual Portfolio Hotels which may be more efficiently performed on a group basis. Accounting and data processing services shall include a central office computer, full service accounting (or oversight of property stand-alone accounting systems) and data processing system/program support, and audit and system/personnel support for the purpose of ensuring the consistent and professional execution of accounting and data processing functions required for the Hotel.

         (b) Centralized Services costs shall consist of the actual cost of the services without markup or profit to Manager or any Affiliate, but shall include salary and employee benefit costs, cost of equipment used in performing such services, and overhead costs, reasonably allocable thereto, of the home office or any regional or other local office providing such services; provided, however, that costs attributable or allocable to corporate office accounting and reporting for Manager or any of its Affiliates shall not be included. Costs and expenses incurred in the providing of Centralized Services for Portfolio Hotels shall be allocated by Manager and its Affiliates on a fair and equitable basis, consistently applied, among all Portfolio Hotels receiving such services; provided, however, that in no event shall the basis upon which the cost of such services is allocated to the Hotel be less favorable to the Hotel than the basis upon which such costs are allocated to any other hotel under an agreement entered into (as opposed to being assumed as part of an acquisition) subsequent to the Execution Date. A detailed budget for Centralized Services shall be prepared and included in the Annual Business Plan submitted to Owner pursuant to Article 8.02(b)(1) hereof and in each Approved Budget. Anything herein to the contrary notwithstanding, in no event shall the amounts charged to the Hotel for any Fiscal Year exceed the amount therefor included in the Approved Budget for such Fiscal Year, unless otherwise expressly approved by Owner in writing. Costs of Centralized Services shall be payable monthly as an Operating Cost. Owner may at any reasonable time review the records of Manager and its Affiliates pertaining to such charges. In addition, if equipment is installed and maintained at the Hotel in connection with the rendition of any Centralized Services, all costs thereof will be charged to the operation of the Hotel either as current expenses or capitalized over a period of years, as determined by Manager in good faith and consistent with GAAP.

         9.03 NATIONAL SALES. BUSINESS PROMOTION AND RESERVATIONS SERVICES

         (a) Manager shall cause to be furnished to the Hotel certain services ("National Sales, Business Promotion and Reservations Services") consisting of central marketing services and a central reservations system. The central marketing services shall provide system-wide marketing activities for all Affiliated Hotels and shall include national and regional advertising, sales promotion, public relations and direct selling efforts for the collective business development of all Affiliated Hotels. The central reservations system shall provide a national toll-free system for inquiries regarding customer bookings and for making, changing and canceling reservations for the Hotel and other Affiliated Hotels.

         (b) Manager shall assess, and Owner shall pay to Manager, a monthly assessment (the "National Sales, Business Promotion and Reservations Services Assessment") for National Sales, Business Promotion and Reservations Services equal to 3.5% of Gross Room Sales. Such amount may be increased by a vote of the owners of a majority of the rooms and suites in all Affiliated Hotels. The National Sales, Business Promotion and Reservations Services Assessment will be payable each month directly from the Bank Account based upon Gross Room Sales for the preceding month. Costs of National Sales, Business Promotion and Reservations Services shall consist of the actual cost of providing such services without mark-up or profit to Manager or any Affiliate, but shall include salary and employee benefit costs, cost of equipment used in providing such services, and overhead costs of the home office or any regional or other local office providing such services, in each case reasonably allocable thereto.

         (c) The National Sales, Business Promotion and Reservations Assessment does not cover charges for third-party reservation systems (such as airline reservations systems) and/or other third-party reservation fees ("TPR Charges"), which shall be paid for separately by Owner as an Operating Cost of the Hotel. TPR Charges shall include costs incurred by Manager or any Affiliate (without markup for profit to Manager or any Affiliate) in administering such systems or fees, such as salary and employee benefit costs, cost of equipment, and overhead costs at the home office or any other regional or local office in administering such systems and fees, in each case reasonably allocable thereto.

         (d) National Sales, Business Promotion and Reservations Services may be provided in common with other hotels and resorts and all-suite properties owned, operated or franchised by, or otherwise affiliated with, Manager or its Affiliates and with other hotels which elect to participate in such services, including hotels and resorts in the Canadian Pacific Hotel chain. In any event, advertising and promotional materials for the Affiliated Hotels may include cross-sell references to hotels and resorts in the Canadian Pacific Hotel chain, to other hotels owned, operated or franchised by Manager or its Affiliates, and to their affiliation with Manager.

         9.04 OTHER SERVICES

         (a) Direction and administration of Hotel renovation projects, other planning, design, concept development and implementation, management information systems and accounting services for specific renovation or other projects, and related project management services which the Hotel may require (collectively, "Project Services"), are not Centralized Services and are not provided for under the scope of this Agreement. Accordingly, Manager will not furnish Project Services, unless the same are expressly requested by Owner in writing, and the amount of fees payable hereunder for such Project Services are approved in writing by Owner, in each instance before any such Project Services are furnished by Manager on behalf of Owner or at Owner's expense. In the event Owner so requests and approves such Project Services, Manager may use the services of its Affiliates to perform Project Services, in which case, Project Services shall be furnished to Owner on terms and conditions that are generally no less favorable to Owner than those available from unrelated third parties in an arms-length transaction. Owner agrees to give good faith consideration to the use of Manager to provide Project Services, but shall have no obligation to select Manager to provide the same.

         (b) In purchasing goods, supplies, equipment and services for the Hotel or organizations or entities providing Additional Services for the Hotel, including, without limitation, Operating Supplies, Operating Equipment, insurance and long distance telephone services, Manager shall (i) unless otherwise directed by Owner in writing, utilize the purchasing and procurement services of Affiliates of Manager and/or other group buying techniques involving other Portfolio Hotels, provided that the cost thereof shall be generally no less favorable to Owner than that which would be available through unrelated third party vendors in an arms-length transaction or (ii) if so directed by Owner in writing, utilize such other supplier or provider as may be designated by Owner. The Manager and/or Affiliates of Manager (as the case may be) providing any such purchasing or procurement services to the Hotel may mark up their costs or receive and retain a fee or other compensation from vendors and service providers for their services in making the benefit of volume purchases available to the Hotel or negotiating and implementing the arrangements with such vendors or providers; provided, however, that the total cost of goods and services (including such mark-up, fee or other compensation charged or retained by Manager or its Affiliates) so provided to the Hotel by Manager or its Affiliates shall be generally no less favorable to Owner than that which would be available through unrelated third party vendors in an arms-length transaction. Owner agrees to give good faith consideration to the use of Manager to provide procurement services, but shall have no obligation to select Manager to provide the same.

                                   ARTICLE 10
                               PAYMENTS TO MANAGER

         10.01 BASE MANAGEMENT FEE

         In consideration of the management of the Hotel by Manager, Owner agrees to pay to Manager the Base Management Fee. The "Base Management Fee" shall mean and refer to a fee equal to, during the period from the Commencement Date to and including _________________, 2.5% of Total Sales with respect to each month (or portion thereof) during such period, and during the period from _______________, to and including the end of the Term, 3.0% of Total Sales with respect to each month during such period. The Base Management Fee for the immediately preceding month shall be paid monthly to Manager from the Bank Account; provided, however, that the Base Management Fee shall be reduced as follows to the extent necessary to permit the Owner to pay, when due, all rent payable to Holdings under the Hotel Lease and the comparable hotel leases covering each of the AEW Hotels:

                  (a) for the period from the Commencement Date through __________________ up to 1.5% of Total Sales; and

                  (b) for the period from ________________ through the remainder of the Initial Term, up to 0.5% of Total Sales.

Manager shall adjust the amounts charged by it to the Hotel, on a monthly basis, in respect of the Base Management Fee to reflect any anticipated reduction in the Base Management Fee payable to it for the then current Fiscal Year or, if no such reduction is anticipated, to restore reductions made in any previous month of the then current Fiscal Year. A final reconciliation of the Base Management Fee due Manager, if any, for each Fiscal Year shall be included with the financial statements to be provided by Manager to Owner with respect to December of each Fiscal Year and, within thirty (30) days following delivery thereof, (i) Owner shall pay to Manager any Base Management Fee due, but not paid to Manager, for such Fiscal Year, or (ii) Manager shall reimburse to Owner any Base Management Fee paid to Manager, but in excess of the Base Management Fee due, for such Fiscal Year. Any reduction in the Base Management Fee payable for any Fiscal Year, as a result of the foregoing provisions, shall not be payable in any subsequent Fiscal Year.

                                   ARTICLE 11
                                  DISBURSEMENTS

         11.01 DISBURSEMENT OF FUNDS

         All funds derived from the operation of the Hotel shall be deposited into the Bank Account created pursuant to the requirements of Article 8.03. There shall in turn be disbursed by Manager for and on behalf of Owner, funds from the Bank Account towards the following items to the extent available (with appropriate reserves established to cover items payable less frequently than monthly) in the following order of priority:

                  (a) all Operating Costs, including the Base Management Fee (subject to adjustment as provided in Article 10.01), charges for Additional Services, and all reimbursable expenses due Manager;

                  (b) payments pursuant to any equipment leases or installment sale contracts approved by Manager;

                  (c) all rental payments required to be made by Owner pursuant to the Hotel Lease; and

                  (d)      all other Fixed Charges.

         11.02 ADJUSTMENT TO BANK ACCOUNT

         After the disbursements pursuant to Article 11.01, any excess funds remaining in the Bank Account over the Minimum Balance shall be disbursed monthly to Owner. Correspondingly, any deficiency in the Bank Account shall promptly be provided by Owner as required in Article 2.03. Notwithstanding that Manager is authorized to and shall make the hereinabove described disbursements to the extent funds are available, Owner will be solely liable for (i) all Operating Costs, Specified Fixed Charges and other Fixed Charges and (ii) all sales taxes, excise taxes, or other taxes which may be assessed by any taxing authority against or upon Manager with respect to any payments, receipts or earnings received by Manager pursuant to this Agreement, including, without limitation the fees received by Manager pursuant to Article 10, excluding in any case, however, any federal, state or local income, franchise or other taxes levied against Manager based upon its assets or income.

                                   ARTICLE 12
                                    INSURANCE

         12.01 INSURANCE COVERAGE

         Owner (or Holdings, to the extent provided under the Hotel Lease) shall procure and maintain, at its expense, and at all times during the Term, such casualty and other insurance coverage as is set forth under "Responsibilities of Owner" in Exhibit E attached hereto. Manager agrees to procure and maintain, as an Operating Cost, such comprehensive general liability insurance and other insurance coverage as is set forth under "Responsibilities of Manager" in said Exhibit E. In connection with all significant construction at the Hotel, Owner or Manager (whichever is the contracting party) will cause the general contractor to maintain with a reputable insurer comprehensive general liability insurance (with products, completed operations and independent contractors coverage) in at least the amount of $20,000,000.

         12.02 INSURANCE POLICIES

         (a) All insurance provided for under this Article shall be effected by policies issued by insurance companies of good reputation and of sound financial responsibility and shall be subject to Manager's approval. Such insurance may be carried under blanket policies covering the Hotel and other locations provided such policies otherwise comply with all of the requirements of Exhibit E.

         (b) Certificates of insurance shall be delivered to Owner and Manager on or before the Commencement Date. All insurance policies shall be renewed, and proof of such renewals shall be delivered to Owner and Manager at least ten (10) days prior to their respective expiration dates.

         (c) All insurance policies procured by Owner under Article 12.01 (or by Holdings, to the extent provided under the Hotel Lease) shall be written in the name of Owner with Holdings, Manager and any Mortgagee(s) being named thereon as additional insureds (as their respective interests may appear). All insurance policies procured by Manager under Article 12.01 shall be written in the name of Manager with Owner, Holdings any Mortgagee(s) and any other appropriate parties designated by Owner or Manager being named thereon as additional insureds (as their respective interests may appear), except for workers' compensation insurance and other insurance with respect to which it is impractical and inappropriate to name other parties as additional insureds.

         (d) All casualty insurance policies shall be endorsed specifically to the effect that the proceeds of any building, contents or business interruption losses shall be made payable to Owner, Holdings, the Mortgagee(s), and Manager jointly, as their interests may appear, unless otherwise required by any Mortgagee. All such policies of insurance shall also be endorsed specifically to the effect that such policies shall not be canceled or materially changed without at least thirty (30) days' prior written nOtice to Owner, Holdings, the Mortgagee(s) and Manager. Each party shall use all reasonable efforts to cause any policy which it is responsible to obtain under Exhibit E to provide that the insurer shall not have any rights of subrogation to any claim which either party hereto may have or acquire against the other. Neither Owner nor Manager shall have any claim against the other with respect to the failure of any insurance carrier to provide the coverage or protection placed with such carrier as contemplated by this Agreement.

         (e) Certificates of insurance (and copies of policies, to the extent required) shall be sent to Manager and to Owner at their respective addresses set forth in Exhibit 1 and to the Mortgagee(s) at such address(es) as the Mortgagee(s) shall designate.

         (f) All coverage limits and deductible amounts set forth in Exhibit E shall be reviewed by Owner and Manager from time to time for the purpose of determining the coverage limits and deductible amounts then appropriate for properties similar in type and construction to the Hotel and for the nature of the business being conducted. Manager and Owner shall cooperate in good faith to arrive at an agreement on such matters.

         12.03 MANAGER'S BLANKET INSURANCE COVERAGE

         Manager may, at its option (but shall not be obligated to) make available to Owner and Holdings the opportunity to participate in blanket insurance policies carried by Manager for other properties, including, without limitation, other Portfolio Hotels, and which cover all or any portion of the insurance coverage specified in Exhibit E (including all or any portion of that insurance REQUIRED TO BE PROCURED AND MAINTAINED BY OWNER OR HOLDINGS UNDER
ARTICLE 12.01). OWNER AGREES TO PARTICIPATE IN SUCH BLANKET POLICIES IF (a) MANAGER DETERMINES TO MAKE SUCH COVERAGE AVAILABLE TO OWNER, AND (b) THE PREMIUMS FOR, AND THE COVERAGE AND FINANCIAL STRENGTH PROVIDED BY THE INSURER(s) under such blanket policies applicable to the Hotel shall be competitive with the premiums for, and the coverage and financial strength provided by the insurer(s) from which Owner would otherwise obtain such insurance. In such event, notwithstanding the provisions of Article 12.01 and Exhibit E hereof Manager shall be responsible for procuring and maintaining, at the expense of Owner all insurance coverage represented by such blanket policies.

                                   ARTICLE 13
                         RESPONSIBILITY FOR CLAIMS. ETC.

         13.01 SCOPE

         (a) All debts and liabilities arising in the course of business of the Hotel or otherwise in connection with the use, occupancy or operation thereof (including, without limitation, all such liabilities under or with respect to environmental laws, hazards or claims) during the Term are and shall be the obligation of Owner, and Manager shall not be liable or otherwise responsible for any such debts or liabilities by reason of its management, supervision and operation of the Hotel during said Term, except for any such debt or liability that arises because of Manager's fraud, gross negligence or willful misconduct. Manager shall defend, indemnify and hold harmless Owner and its Affiliates, and their respective agents, officers, employees, directors and shareholders, from and against any and all losses, costs, liabilities, expenses and claims (whether administrative or judicial), including, without limitation, reasonable attorneys' fees and expenses (all of the foregoing being referred to as "Losses"), arising from any matter for which Manager is responsible under this
Article 13.01 (excluding, however, any such loss, cost, liability, expense or claim covered by the insurance required to be maintained in accordance with this Agreement). The act or omission of a Hotel employee who is not an Executive Employee, which act or omission is willful or constitutes fraud or gross negligence on the part of such employee, shall not constitute fraud, gross negligence or willful misconduct on the part of Manager unless Manager's home office or regional staff, or an Executive Employee, acted with gross negligence in employing, training, supervising or continuing the employment of such employee. As used herein and elsewhere in this Agreement, "Executive Employees" shall mean and include the General Manager; Controller, Rooms Manager, Food and Beverage Manager, Director of Marketing, and Human Resources Director.

         (b) Except as to specific acts or omissions for which Manager has agreed to indemnify Owner in paragraph (a) above, Owner hereby agrees to defend, indemnify and hold Manager and its Affiliates, and their respective agents, officers, employees, directors and shareholders, harmless from and against Losses occurring out of or by reason of this Agreement or otherwise arising in connection with the ownership, use, occupancy or operation of the Hotel.

         (c) No person or entity shall be deemed to be a third party beneficiary of any term or provision of this Agreement, including, without limitation, the terms and provisions of this Article 13.01, and no person or entity shall have any rights of subrogation or similar rights under this Article 13.01, other than Affiliates of Owner and Manager, respectively, entitled to indemnification pursuant to the provisions of this Article 13. All indemnification obligations under this Agreement and the provisions of this Article 13 shall survive the expiration and any termination of this Agreement.

                                   ARTICLE 14
                            CASUALTY AND CONDEMNATION


         14.01 CASUALTY

         (a) If, during the Term, the Hotel incurs minor damage by fire, casualty or other cause, Owner shall, at its sole cost and expense and with all reasonable diligence, repair or replace the damaged portion of the Hotel to the same condition as existed previously. To the extent available, proceeds from the insurance described in Article 12 shall be applied to such repairs or replacements.

         (b) In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel, Owner shall promptly commence and complete repairing, rebuilding or replacement of the Hotel to substantially the same character as existed prior to the damage or destruction provided replacement is justified in comparison to the anticipated profitability of the Hotel during the remaining Term, and provided that the available insurance proceeds (plus the amount of the deductible with respect thereto) permit such repair, rebuilding or replacement. In the event Owner chooses to not undertake the repairs, rebuilding or replacements specified above, Manager or Owner may terminate this Agreement upon sixty (60) days' advance written notice, respectively, to Owner or Manager without the payment of a termination fee or other penalty of any kind; provided, however, in the event Owner or any Affiliate (but not any unrelated third party transferee of Owner) shall reopen the Hotel as a hotel within two years after the date of such casualty, on or before the date of reopening, Owner shall pay Manager a termination payment in an amount equal to the aggregate amount of the Base Management Fee paid to Manager hereunder during the twelve full months immediately preceding the date of such casualty.

         14.02 CONDEMNATION

         (a) In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken, but the result is that it is unreasonable to continue to operate the Hotel as a hotel of the same character and class, this Agreement shall terminate. Owner and Manager shall each have the right to initiate such proceedings as they deem advisable to recover any damages to which they may be entitled; provided, however, the Manager shall not be entitled to pursue any such claim if the effect thereof would reasonably be expected to have the effect of reducing the amount which may be awarded to Owner.

         (b) In the event a portion of the Hotel shall be taken by the events described in Article 14.02(a) or the entire Hotel is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, PROVIDED THAT OWNER (AND HOLDINGS, TO THE EXTENT REQUIRED UNDER THE HOTEL LEASE) DETERMINES THAT THE COST OF REPAIR, REBUILDING OR REPLACEMENT IS JUSTIFIED IN COMPARISON TO THE ANTICIPATED PROFITABILITY OF THE HOTEL DURING THE REMAINING TERM OF THIS AGREEMENT, SO MUCH OF ANY AWARD FOR ANY SUCH PARTIAL TAKING OR CONDEMNATION AS SHALL BE NECESSARY TO RENDER THE HOTEL EQUIVALENT TO ITS CONDITION PRIOR TO SUCH EVENT SHALL BE USED FOR SUCH PURPOSE; THE BALANCE OF SUCH AWARD, IF ANY, SHALL BE PAID TO OWNER.

         14.03 BUSINESS INTERRUPTION INSURANCE

         Any proceeds from business interruption insurance payable to Owner or Manager hereunder, including, without limitation, payments made in connection with, or with respect to periods before or after, the termination of this Agreement pursuant to Article 14.01 or 14.02, shall be fairly and equitably apportioned between Owner and Manager in accordance with their respective interests and equities to the end that the fair value of Manager's expectable compensation under this Agreement for the period covered by such business interruption insurance shall be paid to Manager. Any business interruption insurance paid to Manager pursuant to this Article 14.03 in respect of the period subsequent to the date of termination of this Agreement shall be credited against any termination payment payable by Owner to Manager pursuant to Article
14.01 (b).

                                   ARTICLE 15
                             DEFAULT AND TERMINATION

         15.01 EVENTS OF DEFAULT

         It shall be an event of default hereunder (an "Event of Default") if any one or more of the following events shall occur:

         (a) If a party fails to timely perform any of its obligations and agreements under this Agreement; or

         (b) If a party shall (i) voluntarily or involuntarily be dissolved (except that if either party is a partnership and is dissolved solely by reason of the death, insanity, disappearance, bankruptcy or lack of legal capacity of one or more of its general partners and its remaining partners, within sixty
(60) days, elect, pursuant the partnership agreement of such partnership to continue such partnership's business, then such party shall not be considered as "dissolved" for the purposes hereof); (ii) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (iii) file a voluntary petition in bankruptcy or otherwise voluntarily avail itself of any federal or state laws for the relief of debtors;
(iv) admit in writing its inability to pay its debts as they become due; (v) make a general assignment for the benefit of creditors; (vi) file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law or file an answer admitting the material allegations of any petition filed against it in any bankruptcy, reorganization or insolvency proceeding; (vii) be the subject of an order, judgment or decree entered by any court of competent jurisdiction, in the application of any one or more creditors of such party adjudicating it a bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of its assets, and such order, judgment or decree shall become final; or (viii) suffer to exist any action or proceeding to foreclose upon any security interest in the Management Agreement granted by it.

         15.02 TERMINATION

         (a) Upon the occurrence of any Event of Default under Article 15.0 1(a) by or with respect to one of the parties hereto (the "Defaulting Party"), the other party hereto (the "Non-Defaulting Party") shall have the right (exercisable by the giving of notice to the Defaulting Party) to terminate this Agreement if the Defaulting Party fails to remedy such Event of Default within ten (10) days after its receipt of notice to remedy if such default relates to the payment of a sum of money and, in all other cases, within thirty (30) days after its receipt of notice to remedy; provided, however, that if such Event of Default be of a non-monetary nature and if it cannot reasonably be remedied within said thirty
(30) day period, then such thirty (30) day period shall be deemed to be extended for such additional period as may reasonably be required to remedy the same if the Defaulting Party shall promptly commence to remedy upon receipt of notice from the Non-Defaulting Party and shall continue therewith with due diligence.

         (b) With respect to the occurrence of an Event of Default under Article 15.01(b), this Agreement shall terminate, at the election of the Non-Defaulting Party, upon such occurrence, or at any time after such occurrence provided such Event of Default has not been remedied.

         (c) The terms of this Agreement shall not be deemed to impair the right of any party to exercise any right or remedy, whether for damages, injunctions, specific performance or otherwise, upon any breach or wrongful termination hereof

                                   ARTICLE 16
                                     NOTICES

         16.01 PROCEDURE

         All consents, approvals, notices or other communications provided for in this Agreement shall be in writing and shall be deemed delivered when personally served at, or sent by reputable overnight delivery service or by postage prepaid Registered or Certified Mail to, the respective addresses for Owner and Manager set forth in Exhibit 1, until such time as written notice, as provided hereby, of a change of address with a new address to be used thereafter is delivered to the other party. Upon request a party shall send copies of any notice or communication by ordinary mail as instructed by the other party.

                                   ARTICLE 17
                   RELATIONSHIP. AUTHORITY AND FURTHER ACTIONS

         17.01 RELATIONSHIP

         Manager and Owner shall not be construed as joint venturers or partners of each other and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

         17.02 FURTHER ACTIONS

         Owner agrees to execute all contracts, agreements and documents, and to take all actions, necessary to comply with the provisions of this Agreement and the intent hereof

                                   ARTICLE 18
                                 APPLICABLE LAW

         The interpretation, validity and performance of this Agreement shall be governed by the laws of the State or Commonwealth in which the Hotel is located. In the event any court or appropriate judicial authority shall hold or declare that the law of another jurisdiction is applicable, this Agreement shall remain enforceable under the laws of that jurisdiction. If any of the terms and provisions hereof shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall in no event affect any of the other terms or provisions hereof, all such other terms and provisions to be valid and enforceable to the fullest extent permitted by law.

                                   ARTICLE 19
                             SUCCESSORS AND ASSIGNS

         19.01 ASSIGNMENT

         (a) Manager, without the consent of Owner, shall have the right to assign from time to time this Agreement and its rights and interests hereunder to (i) any successor or assignee of Manager which may result from any merger, consolidation or reorganization with, or any sale or assignment to, any corporation, individual, partnership or other entity which shall acquire all or substantially all of Manager's hotel management business, and (ii) as security for any existing or future indebtedness of Manager or its Affiliates. Manager may also transfer from time to time this Management Agreement and its rights and interests hereunder without the consent of Owner to any Affiliate of Manager; provided, however, that no such transfer shall relieve Manager of any of its liabilities or obligations hereunder. Any such assignee shall agree to be bound by the terms and conditions of this Agreement. Except as hereinabove provided, Manager shall not assign or in any manner sell or transfer any of its rights and interests as Manager hereunder without the prior written consent of Owner.

         (b) Owner shall have the right, without the payment of any transfer or similar fee, to assign this Agreement to any third party acquiring the Hotel, subject to Manager's prior written consent, which consent shall not be unreasonably withheld or delayed.

         19.02 BINDING EFFECT

         Subject to the restrictions on assignment set forth elsewhere in this Agreement, this Agreement shall be binding upon and inure to the benefit of Owner and its successors and assigns, and shall be binding upon and inure to the benefit of Manager and its successors and assigns.

                                   ARTICLE 20
                    AGREEMENT NOT AN INTEREST IN REAL ESTATE

         This Agreement is not, and shall not be deemed or construed, at any time or for any purpose, to be or create any interest in real estate or any lien or other encumbrance of any kind whatsoever against the Hotel or the land upon which it is erected.

                                   ARTICLE 21
                                  FORCE MAJEURE

         21.01 OPERATION OF HOTEL

         If at any time during the term hereof it becomes necessary in Manager's reasonable opinion to cease operation of the Hotel in order to protect the Hotel and/or the health, safety and welfare of the guests and/or employees of the Hotel for reasons of force majeure such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest or acts of God, then in such event Manager may close and cease operation of all or part of the Hotel, reopening and commencing operation when Manager, in consultation with Owner, deems that such may be done without jeopardy to the Hotel, its guests and employees.

         21.02 EXTENSION OF TIME

         With respect to any obligation to be performed by a party during the Term, such party shall in no event be liable for failure so to do when prevented by any force majeure cause beyond the reasonable control of such party such as strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, failure of supply or inability, by the exercise of reasonable diligence, to obtain supplies, parts or employees necessary to perform such obligation, or war or other emergency. The time within which such obligation shall be performed shall be extended for a period of time equivalent to the delay from such cause.

                                   ARTICLE 22
                                   ARBITRATION

         22.01 ARBITRATION PROCEDURES

         Any arbitration referenced in Article 3.04(c), 7.03(b) or 8.02 shall commence as soon as possible but not more than fifteen (15) days after such need is determined hereunder. The arbitration shall be held at the Hotel in accordance with the rules of the American Arbitration Association but not under the authority of that Association. The arbitration shall be conducted by an arbitrator named by one of the following accounting firms (selected in the order named) who shall be an employee or partner of such firm experienced in the work the firm does for the hotel industry: PKF Consulting; KPMG Peat Marwick; and Coopers & Lybrand. If none of the named firms or their successor firms are in existence at the time of a request for arbitration, the parties shall agree on a similarly experienced accounting firm which shall name the arbitrator and if the parties are unable to agree, then the arbitrator shall be chosen by the presiding judge of the highest trial court in the County in which the Hotel is located. With respect to an Annual Business Plan proposed by Manager for a Fiscal Year which the Owner has declined to approve pursuant to the provisions of Article 8.02 and which is the subject of arbitration, the arbitrator shall decide only that the proposed Annual Business Plan shall or shall not be the Annual Business Plan for the Fiscal Year; the arbitrator shall not enter a decision deciding upon a compromise of any kind. The decision of the arbitrator shall be binding upon the parties and no appeal of any kind of the decision shall be made by either party. The non-prevailing party shall pay the fees and expenses of the arbitrator and the attorneys' fees of the other party in the amount fixed by the arbitrator. The parties agree that this Article 22 shall apply only to Article 3.04(c), 7.03(b) and 8.02 and that any other dispute of any nature whatsoever regarding this Agreement or the operation of the Hotel shall not be subject to the arbitration procedures set forth in this Article 22.

                                   ARTICLE 23
                               GENERAL PROVISIONS

         23.01 AUTHORIZATION

         Owner represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof Manager represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof On request each party shall furnish the other evidence of such authority.

         23.02 INTEREST

         Any amount payable to Manager which shall not be paid when due shall accrue interest at the lesser of (a) the highest legal limit, or (b) 1% over the rate of interest announced by ____________________________ as its prime rate, as the same may be changed from time to time.

         23.03 FORMALITIES

         Any change to or modification of this Agreement must be in writing signed by both parties hereto. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original. The captions for each Article are intended for convenience only.

         23.04 DOCUMENTS

         Throughout the Term, Owner shall furnish Manager copies of all property tax and insurance statements, all financing documents (including notes and mortgages) relating to the Hotel and such other documents pertaining to the Hotel as Manager shall request.

         23.05 CONSENTS

         Except as otherwise expressly provided in this Agreement, wherever in this Agreement it IS provided that an act or proposed act of Owner or Manager is subject to the consent or approval of the other, such consent or approval shall not be unreasonably withheld. The standard to be employed to determine reasonableness shall be the standard of practices and procedures employed at comparable hotels then being operated by Manager or its Affiliates. If the approval or consent of one party hereto is required for any act or matter contemplated by the other party, the party desiring such consent may give to the party whose consent is desired, notice specifying in reasonable detail, the matter to which consent is requested. Unless otherwise specified herein, if the party whose consent is requested does not, within 20 days after actual receipt of such notice, respond positively or negatively to such notice in writing, the requested consent shall conclusively be deemed given.

         23.06 ESTOPPEL CERTIFICATE

         Either party shall, at any time and from time to time, upon not less than ten (10) days prior written request from the other, execute, acknowledge and deliver to the requesting party, in form reasonably satisfactory to the requesting party, a written statement certifying (if true) (i) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that there is no outstanding notice of an Event of Default hereunder and, to the best of such party's knowledge, no event has occurred or condition exists which, with the giving of notice or the passage of time or both, would constitute an Event of Default hereunder, and (iii) such other accurate information as may be reasonably requested by the requesting party or by any of the Interested Persons (as hereinafter defined). It is intended that any such statement delivered pursuant to this Article 23.06 may be relied upon by the requesting party, any current or prospective Mortgagee or other party providing financing to Owner or Manager (as the case may be), a prospective purchaser of the Hotel or permitted assignee of Manager's rights and interests hereunder, and the respective successors and assigns of any of the foregoing (the "Interested Persons").

         23.07 EXTENSION OF DATE OF TERMINATION

         Notwithstanding any contrary provision of this Agreement, the date of termination of this Agreement, other than upon expiration pursuant to Article 3.02, shall be extended so that the date of termination after notice of termination is given to or by Manager shall be on a date which is not earlier than fifteen (15) days plus the number of days, if any, Manager is required to give its employees advance notice of termination of employment as required by the Worker Adjustment and Retraining Act, 29 U.S.C., Section 2101 et. seq., as hereafter amended, or any similar federal or state statute.

         23.08 HOTEL RESERVATIONS HONORED

         Upon termination of this Agreement for any reason, Owner agrees that Hotel reservations made by Manager in the ordinary and normal course of business, for dates not more than two (2) years after the date of termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after the date of termination of this Agreement.

         23.09 NO REPRESENTATIONS

         (a) Owner and Manager acknowledge there have been no representations, inducements, promises or agreements made by Manager or Owner other than those specifically set forth herein.

         (b) Financial projections, budgets or similar forecasts as may have been prepared or in the future are prepared by Manager or its Affiliates do not take into account, nor make provisions for, any rise or decline in local or general economic conditions or other factors beyond the control of Manager. Manager and its Affiliates cannot and do not warrant or guaranty in any way said financial projections, budgets or other forecasts. Any financial projections, budgets or forecasts provided have been prepared on the basis of information available at the time of such preparation and Manager's and its Affiliate's experience in the hotel industry. Said financial projections, budgets and forecasts have been prepared for information only and not as an inducement for action. Owner hereby acknowledges that in entering into this Agreement, Owner has not relied on any projection of earnings, statements as to the possibility of future success, or other similar information which may have been prepared by Manager or its Affiliates. Owner further understands and acknowledges that no guaranty is made or implied by Manager or its Affiliates as to the cost, or the future financial success or profitability, of the Hotel.


                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective the Execution Date.


                                    OWNER:

                                    --------------------------------------------

Witness:                            --------------------------------------------


                                    By:
-----------------------------           ----------------------------------------



                                    MANAGER:

                                    ---------------------------------

Witness:                            ---------------------------------


                                    By:
-----------------------------              -------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

                                    EXHIBIT 1

     The following terms shall have the meanings assigned to them below:

       Execution Date -

       Manager -

       Number of Keyed Guest Rooms -

       Owner -

       Hotel -

       Competitive Set -

       Base Yield Index -

     All notices and other communications required or permitted to be given hereunder shall be given to the applicable party at the address set forth below:

IF TO OWNER, TO:                              IF TO MANAGER, TO:

_________________________________
c/o FelCor Suite Hotels, Inc.
545 E. John Carpenter Frwy.
Suite 1300
Irving, Texas 75062
Attention: Thomas J. Corcoran, Jr.
           President
                                              WITH A COPY TO:
WITH A COPY TO:

Jenkens & Gilchrist, P.C.
3200 Fountain Place
1445 Ross Avenue
Dallas, Texas 75202
Attention:  Robert W. Dockery

                                    EXHIBIT A

                                LEGAL DESCRIPTION

                                    EXHIBIT B

                             [Intentionally Deleted]

                                    EXHIBIT C
                               (Article 1.01 (p))

                         SCHEDULE OF PERMITTED MORTGAGES

                            None at the present time.

                                    EXHIBIT D


                             [Intentionally Deleted]

                                 EXHIBIT E A \~
                                 (Article 12.01)

                         SCHEDULE OF REQUIRED INSURANCE

                          I. Responsibilities of Owner.

         A. At all times during the Term, Owner (or Holdings, to the extent provided under the Hotel Lease) shall procure and maintain, upon all buildings and improvements now existing or hereafter erected upon or above the Site, and all equipment, fixtures, motors, machinery, furnishings and furniture installed and owned or leased by Owner and used in connection with the Site or with the buildings and improvements upon or above the Site, including all alterations, rebuildings, replacements and additions thereto, so-called "all risk" property damage insurance in an amount equal to the "Full Insurable Value" thereof (as hereinafter defined), subject, at the option of Owner, to commercially reasonable deductibles, but in any event in an amount not less than that required to avoid the operation and effect of any co-insurance provisions in said policies. Fire insurance policies written with no co-insurance clause will be acceptable to Manager and Owner. If an insurer, or any governmental agency or authority having jurisdiction over the Site, shall at any time require that the foundations be insured in order to relieve the insured from the responsibility as a coinsurer or for any other purpose, the obligations with respect to insurance herein shall thenceforth be increased to the extent so required. All buildings and improvements now existing or hereafter erected upon or above the Site and all other property required to be covered by fire insurance in accordance with this paragraph A shall be covered by flood insurance in an amount at least equal to the Full Insurable Value thereof (or such lesser amount of flood insurance as may be obtainable at commercially reasonable rates). The term "Full Insurable Value" shall mean actual replacement cost (exclusive of cost of excavation, foundations and footings below the lowest basement floor).

         B. At all times during the Term, Owner (or Holdings, to the extent provided under the Hotel Lease) shall procure and maintain boiler and machinery insurance, in the amount of not less than the Full Insurable Value thereof, on all steam boilers and high pressure boilers, if any, or such other apparatus as Owner may reasonably deem necessary to be covered by such insurance, installed within any building on or above the Site.

         C. At all times during the Term, Owner (or Holdings, to the extent provided under the Hotel Lease) shall procure and maintain Business Interruption Insurance providing coverage for a period of business interruption of no less than one year, in an amount mutually satisfactory to Manager and Owner.

         D. At all times during the Term, Owner (or Holdings, to the extent provided under the Hotel Lease) shall procure and maintain such other insurance (other than insurance to be provided by Manager pursuant to Section II below) in such amounts as may from time to time be mutually satisfactory to Owner, Manager and the Permitted Mortgagee(s) against other insurable hazards which, at the time, are normally insured against in the case of similar premises and improvements, similarly situated, due regard being given to the height and type of buildings and improvements on and above the Site, their location, construction, use and occupancy.

II. Responsibilities of Manager.

         At all times during the Term, Manager shall procure and maintain, as an Operating Cost of the Hotel, the following insurance coverages:

         A. Workers' compensation as may be required under applicable laws covering all of Manager's and its Affiliates' employees employed at the Hotel.

         B. Employer's liability insurance in an amount not less than generally provided at other hotels managed by Manager and its Affiliates.

         C. Fidelity bonds, with reasonable limits and deductibles approved by Owner, covering employees at the Hotel in job classifications normally bonded in the other Affiliated Hotels or as otherwise required by law, and comprehensive crime insurance.

         D. Comprehensive general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Hotel, and automobile insurance on vehicles operated in conjunction with the Hotel, with a combined single limit for each occurrence for personal injury, death and property damage in an amount which is not less than that generally provided with respect to the Affiliated Hotels.

         E. Such other insurance in amounts as Manager and Owner, in their reasonable judgment, deem advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel.